EXHIBIT 99.1
IDEX Enters Into Definitive Agreement to Acquire CVI
Lake Forest, IL May 11, 2011 — IDEX Corporation (NYSE: IEX) announced today that it has entered into a definitive agreement to acquire CVI Melles Griot (“CVI”), from Norwest Equity Partners (“Norwest”), a leading middle market equity investment firm. CVI is a global leader in the design and manufacture of precision photonic solutions used in the Life Sciences, Research, Semiconductor, Security and Defense markets.
CVI’s innovative products include specialty lasers and light sources, electro-optical components, opto-mechanical assemblies, including aspheric lenses, laser mirrors, interference filters and polarizers.
CVI produces critical enabling products for demanding applications such as spectroscopy, cytometry, remote sensing, target designation and interferometry.
Headquartered in Albuquerque, New Mexico, with manufacturing sites located on three continents, CVI has annual revenues of approximately $185 million. CVI will operate within IDEX’s Health and Science Technologies segment as a key addition to the optics and photonics platform. With cash consideration of approximately $400 million, CVI is expected to be accretive to IDEX’s earnings within the first full year after acquisition.
Commenting on the acquisition, IDEX Chairman and Chief Executive Officer Larry Kingsley stated, “We are thrilled with the opportunity to add CVI to IDEX as the cornerstone to our rapidly expanding optics and photonics platform. CVI is a true leader in the field of high precision optical devices, combining leading edge products, top notch design and manufacturing capabilities with a robust management team and distribution channels that are the envy of the industry. CVI’s catalogue and website are industry standards utilized by photonics engineers and scientists around the globe when seeking solutions to their most demanding photonics challenges. CVI will now join ATFilms, acquired earlier this year, and Semrock, acquired in 2008 as part of our optics and photonics platform. We look forward to significant collaboration in key areas of product design and production capabilities as we realize strategic selling and operating synergies. We believe the CVI Melles Griot group, Semrock and ATFilms have precisely the type of enabling technology which binds them to their customer and aligns well with IDEX’s growth plans and operating model.” Speaking on behalf of CVI and Norwest, CVI’s Chief Executive Officer, Stuart Schoenmann said, “We are truly excited to see CVI become a part of the IDEX family. IDEX has demonstrated a strong commitment to its Life Sciences business segment and a sustained focus on growing the optics and photonics platform. We are proud to become an integral part of this expansion, and we are very pleased with the opportunity to collaborate with market leaders such as Semrock and ATFilms.”
The transaction is subject to regulatory approval and other customary conditions and is expected to close within 30 to 45 days of today’s date.
IDEX management will host a conference call to discuss this transaction on Wednesday, May 11 at 12:00 p.m. Central Time. IDEX invites interested investors to listen to the live webcast and view the related presentation slides, which will be available on its Web site: www.idexcorp.com. To hear the live call, log on to the site several minutes before the discussion begins. After clicking on the presentation icon, follow the instructions to ensure your system is set up for the event, or download the correct applications at no charge.
The U.S. dial-in number is 800.831.6965; the international dial-in number is 706.758.1748; with conference ID #66425186. If you are unable to participate on the live call, a replay will be available through Midnight Eastern, June 11, 2011 by dialing 800.642.1687 or 706.645.9291 or log on to www.idexcorp.com
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.